Exhibit 10.1

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CHANGE IN CONTROL PLAN

Effective as of October 3, 2014

The Plan is established by M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation, to secure for the benefit of the Company the services of the participating Employees in the event of a potential or actual Change in Control without concern for whether such Employees might be hindered in discharging their duties by the personal uncertainties and risks associated with a Change in Control, by affording such Employees the opportunity to protect the share value they have helped create as of the date of any Change in Control and offering income protection to such Employees in the event their employment terminates involuntarily without Cause or for Good Reason in connection with a Change in Control. All capitalized terms in the Plan have the meaning set forth in Section 2 or as defined elsewhere in the Plan.

1.	Purpose, Establishment and Applicability of Plan.

1.1 Establishment of Plan. As of the Effective Date, the Company hereby establishes its Change in Control Plan, as set forth in this document.

1.2 Applicability of Plan. Subject to the terms of the Plan, the benefits provided by the Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation, pursuant to Section 3.

1.3 Contractual Right to Benefits. The Plan and the Notice of Participation establish and vest in each Participant a contractual right to the benefits to which he or she is entitled pursuant to the terms and conditions thereof, enforceable by the Participant against the Company.

2.	Definitions and Construction.

Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.

2.1 Administrator. “Administrator” shall mean the Board, or its Compensation Committee or either of their designees, as shall be responsible for administering the Plan.

2.2 Base Salary. “Base Salary” shall mean an amount equal to the sum of the Participant’s gross monthly base salary, as in effect immediately preceding the Change in Control (and as may have been increased after the date of such Change in Control).

2.3 Board. “Board” shall mean the Board of Directors of the Company.

2.4 Cause. “Cause” shall mean (a) an act of fraud by the Participant in connection with the Participant’s responsibilities as an Employee; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (c) the Participant’s gross misconduct; or (d) the Participant’s material failure to discharge his or her employment duties after having received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the breach of employment duties and the Participant’s failure to cure such breach (where such breach is curable) within 30 days of the date of such notice from the Company.

2.5 Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (4) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of Section 2.5(c); or

(b) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual was a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board; or

(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which:

(i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination shall beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,

(ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Business Combination) shall beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and

(iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination shall have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

2.6 Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7 Company. “Company” shall mean M/A-COM Technology Solutions Holdings, Inc., any successor entities as provided in Section 8 and any Section 409A Affiliates as defined in Section 10.2(b).

2.8 Disability. “Disability” shall mean a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company and to be engaged in any substantial gainful activity, in each case as determined by the Administrator, whose determination shall be conclusive and binding.

2.9 Effective Date. “Effective Date” for purposes of the Plan shall mean the date stated on the first page of the Plan.

2.10 Employee. “Employee” shall mean an employee of the Company.

2.11 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.12 Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.13 Good Reason. “Good Reason” shall mean any of the following that occur without the Participant’s express written consent and that the Company fails to cure within the time frame specified in Section 12.3: (a) the material reduction of the Participant’s authority, duties or responsibilities, or assignment to the Participant of duties, in either case which results in a material diminution of the Participant’s authority, duties or responsibilities in effect immediately prior to such action; (b) a material reduction in the Participant’s Base Salary; (c) a material reduction in the Participant’s “target” bonus opportunity, “target” long-term incentive opportunity, or “target” equity incentive opportunity, as determined by taking into account each opportunity in effect immediately prior to a Change in Control (and as may have been increased after the date of a Change in Control); (d) any action or inaction by the Company that constitutes a material breach by the Company of the Plan; or (e) a change in the Participant’s geographic work location of over 50 miles from the Participant’s geographic work location immediately prior to such change, except for required travel in furtherance of the Company’s business to the extent consistent with the Participant’s duties.

2.14 Participant. “Participant” shall mean each Employee designated by the Administrator as a Participant and who signs and returns to the Company a Notice of Participation indicating that such Employee agrees to be a Participant.

2.15 Release. “Release” means a general waiver and release of claims substantially in the form provided to the Participant together with the Notice of Participation.

2.16 Notice of Participation. “Notice of Participation” shall mean an individualized written notice of participation in the Plan from an authorized officer of the Company.

2.17 Plan. “Plan” shall mean the M/A-COM Technology Solutions Holdings, Inc. Change in Control Plan, as set forth herein, together with all amendments hereto.

2.18 Severance Payments. “Severance Payments” shall mean the severance compensation and benefits as provided in Section 4.

3.	Eligibility.

3.1 Release of Claims. As a condition of receiving any payments or benefits under the Plan, a Participant must sign (and not revoke, if applicable) a Release, which Release must become effective (i.e., the Participant must sign the Release and any revocation period specified therein must have expired without the Participant revoking the Release) no later than 60 days following the Participant’s termination of employment (or, if earlier, by the date specified in the Release). If the Release does not become effective by the deadline specified in the immediately preceding sentence, then none of such payments or benefits shall be provided to the Participant.

3.2 Participation in Plan. Each Employee who is designated by the Administrator as a Participant and who signs and returns to the Company a Notice of Participation within the time set forth in such Notice shall be a Participant in the Plan. A Participant shall cease to be a Participant in the Plan upon ceasing to be an Employee; provided, however, that once a Participant has become entitled to payments and benefits hereunder, he or she shall remain a Participant in the Plan until the full amount of the payments and benefits has been delivered to the Participant.

4.	Severance Payments.

4.1 Cash Severance Payments. If, within one year following a Change in Control, a Participant’s employment is terminated by the Company involuntarily without Cause or by the Participant for Good Reason then, subject to Sections 3.1, 5 and 6, the Participant shall be entitled to receive the following cash payments:

(a) the cash amount determined in accordance with the Participant’s Notice of Participation; and

(b) an amount equal to that percentage specified in a Participant’s Notice of Participation of the Participant’s annual bonus potential at “target” rather than “maximum” level of achievement as in effect immediately prior to a Change in Control (and as may have been increased after the date of a Change in Control).

4.2 Treatment of Equity Awards. Notwithstanding any provision in the instrument evidencing an equity award:

(a) If, within one year following a Change in Control, a Participant’s employment is terminated by the Company involuntarily without Cause or by the Participant for Good Reason then, subject to Sections 3.1, 5 and 6, all then outstanding equity-based awards that become exercisable, vested or payable based solely on continued service granted to the Participant under any applicable equity compensation plans of the Company as in effect on the date of the Change in Control, whether granted before or after the Effective Date, shall become fully vested and exercisable or payable as of the effective date of the Participant’s termination; provided, that if an award provides deferred compensation subject to Code Section 409A, such award will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred.

(b) All outstanding equity-based awards, but excluding the stock options granted by the Company on April 29, 2014 that vest upon the Company’s common stock price meeting or exceeding $32.55 per share, that are eligible to become exercisable, vested or payable (or that provide for accelerated vesting or payment) upon the attainment of specified performance goals granted to the Participant under any applicable equity compensation plans of the Company as in effect on the date of the Change in Control, whether granted before or after the Effective Date, shall be deemed earned at 100% of “target” immediately prior to the Change in Control and shall be converted, without proration, into that number of restricted stock units equal to the number of shares that would have been payable had the performance goals been attained at the “target” performance level, such restricted stock units to become vested and payable upon completion of the applicable performance period and any further service-based vesting period relating to such award, subject to the Participant’s continued employment; provided, that, subject to Sections 3.1, 5 and 6, such restricted stock units shall immediately become fully vested and payable if, within one year following a Change in Control, a Participant’s employment is terminated by the Company involuntarily without Cause or by the Participant for Good Reason; provided further, that if an award provides deferred compensation subject to Code Section 409A, such award will be paid at the same time and in the same form as it would have been paid had no Change in Control occurred.

(c) For the avoidance of doubt, any unvested equity-based awards shall cease vesting immediately on the date of Participant’s termination of employment, but shall not terminate until the date on which it is determined whether the Participant is eligible to receive accelerated vesting under this Section 4.2.

4.3 Method of Payment. Any cash Severance Payment to which a Participant becomes entitled pursuant to Section 4.1 shall be paid to the Participant in a lump sum within 10 days of the effective date of the Participant’s Release. If a Participant dies after becoming eligible for a cash Severance Payment and executing a Release but before payment of the cash Severance Payment, the cash Severance Payment will be paid to the Participant’s estate in a lump sum within 60 days of the Participant’s death, provided that the Release becomes effective prior to such date. If a Participant dies after becoming eligible for a cash Severance Payment but before executing a Release, the personal representative of the Participant’s estate shall be permitted to sign a Release on the Participant’s (and the Participant’s estate’s) behalf. All payments and benefits under the Plan will be net of amounts withheld with respect to taxes, offsets or other obligations.

4.4 Voluntary Resignation; Termination for Cause. If (a) the Participant’s employment terminates by reason of the Participant’s voluntary resignation after a Change in Control other than for Good Reason or (b) the Company terminates the Participant for Cause, then the Participant shall not be entitled to receive any payments or benefits under the Plan and shall be entitled only to those payments and benefits (if any) as may be available under the Company’s then existing benefit plans and policies at the time of such termination.

4.5 Disability; Death. If the Participant’s employment terminates by reason of the Participant’s death, or in the event the Company terminates the Participant’s employment following his or her Disability, the Participant shall not be entitled to receive any payments or benefits under the Plan and shall be entitled only to those payments and benefits (if any) as may be available under the Company’s then existing benefits plans and policies at the time of such termination.

5.	Golden Parachute Excise Tax.

5.1 Gross-Up Payment. In the event that a Participant becomes entitled to receive any payment or benefit under the Plan, either alone or when aggregated with any other payments or benefits received (or to be received) by a Participant from the Company (each a “Payment” and, collectively, the “Total Payments”) and any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall make an additional lump-sum cash payment to the Participant (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

5.2 Timing of Payment. A Gross-Up Payment, if any, shall be made by the Company to the Participant on or within 10 business days of the date that the related Excise Tax on the Total Payments is required to be remitted to the relevant taxing authorities. Notwithstanding anything to the contrary in this Section 5, in no event will a Gross-Up Payment be made on a day that is later than the last day of the Participant’s taxable year that immediately follows the Participant’s taxable year in which the related Excise Tax on the Total Payments is remitted to the relevant taxing authorities.

5.3 Determination. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 or the Participant’s Notice of Participation shall be made in writing by an independent accounting firm appointed by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations pursuant to this Section 5.

6.	Forfeiture of Severance Payments.

The Severance Payments are conditioned on a Participant’s compliance with the Company’s code of conduct, code of ethics, and any restrictive covenants contained in the Participant’s Release (collectively, the “restrictive covenants”). Notwithstanding any other provision of the Plan to the contrary, if it is determined by the Company that the Participant has violated any of the restrictive covenants, the Participant shall be required to repay to the Company an amount equal to the economic value of all payments and benefits already paid or provided to the Participant under the Plan and the Participant (including the Participant’s estate and successors) shall forfeit all other entitlements under the Plan. Additional forfeiture provisions may apply under the Plan or other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

7.	Employment Status; Withholding.

7.1 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligations to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at will, as defined under applicable law.

7.2 Tax Withholdings. All payments and benefits made or provided pursuant to the Plan shall be subject to applicable payroll and income tax withholding and other legally required deductions; provided that the amount so withheld shall not exceed the minimum amount required to be withheld by law.

8.	Successors to Company and Participants.

8.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or acquiror of all or substantially all of the Company’s business and/or assets shall assume the obligations under the Plan and agree expressly to perform the obligations under the Plan. For all purposes under the Plan, the term “Company” shall include any successor to the Company or acquiror of the Company’s business and/or assets pursuant to the terms of an agreement between the Company and such successor or acquiror or by operation of law.

8.2 Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.	Duration, Amendment and Termination.

9.1 Duration. The Plan shall terminate 3 years from the Effective Date, unless (a) the Plan is extended by the Administrator, (b) a Change in Control occurs while the Plan is in effect, or (c) the Administrator terminates the Plan in accordance with Section 9.2 below. If a Change in Control occurs prior to termination of the Plan pursuant to the preceding sentence, then the Plan shall terminate upon the date that all obligations of the Company hereunder have been satisfied.

9.2 Amendment and Termination. The Administrator shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Participants, or to terminate or suspend the Plan, by resolution adopted by a majority of the Administrator; provided, however, that with respect to any Participant that has been designated by the Administrator as a Participant and has signed and returned to the Company a Notice of Participation indicating that such Employee has agreed to be a Participant, no such amendment, termination or suspension of the Plan shall be effective as to such Participant unless (a) the Participant would not be adversely affected in any way by such amendment, termination or suspension or (b) the Participant consents in writing to such amendment, termination or suspension.

10.	Administration.

10.1 Power and Authority. The Administrator has all power and authority necessary or convenient to administer the Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret the Plan; (b) to decide all questions of eligibility for and the amount of benefits under the Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to the Plan; and (d) to request and receive from all Participants such information as the Administrator determines is necessary for the proper administration of the Plan.

10.2 Code Section 409A. The provisions for Code Section 409A shall be applied as follows:

(a) The Company makes no representations or warranties to any Employee with respect to any tax, economic or legal consequences of the Plan or any payments to any Participant hereunder, including, without limitation, under Code Section 409A, and no provision of the Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other applicable legal requirements from the Participant or other individual to the Company or any of its affiliates. Each Participant, by executing a Notice of Participation, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the payments and benefits provided under the Plan are not intended to constitute deferred compensation that is subject to the requirements of Code Section 409A. Rather, the Company intends that the Plan and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A, whether pursuant to the short-term deferral exception described in Treas. Reg. § 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. § 1.409A-1(b)(9)(iii) or otherwise. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intention;

(b) Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan to the contrary, all references herein to a Participant’s termination of employment are intended to mean the Participant’s “separation from service” from the Company and its Section 409A Affiliates within the meaning of Code Section 409A. “Section 409A Affiliates” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b) or (c); provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder;

(c) If the Company determines that any of the payments or benefits under the Plan constitute “deferred compensation” under Code Section 409A and the Participant is, on the date of his or her termination of employment, a “specified employee” of the Company, as such term is defined in Code Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Code Section 409A, the timing of the payment of such pay or benefits shall be delayed until the earlier to occur of the date that is six months and one day after the Participant’s termination of employment or the date of the Participant’s death after the Participant’s termination of employment;

(d) To the extent that any reimbursement under Section 4 is deemed to constitute taxable compensation to a Participant, such reimbursement will be made no later than December 31 of the year following the year in which the expense was incurred. The amount of any such reimbursement provided in one year shall not affect the expenses eligible for reimbursement in any subsequent year, and the Participant’s right to such reimbursement will not be subject to liquidation or exchange for any other benefit; and

(e) If any payments or benefits under the Plan would violate the terms of Section 16(b) of the Exchange Act or other federal securities laws, or any other applicable law, then the payment or the provision of such payments or benefits shall be delayed until the earliest date on which making such payment or providing such benefit would not violate such law.

11.	Claims Process.

11.1 Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under ERISA and the Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company’s Vice President of Human Resources. If such claim is denied in whole or in part, the Participant shall receive written notice of the decision of the Company’s Vice President of Human Resources within 90 days after the claim is received. Such written notice shall include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (d) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the Company’s Vice President of Human Resources needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the Company’s Vice President of Human Resources within the appropriate time, the Participant may consider the claim denied.

11.2 Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under the Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received by filing a written request for review with the Administrator. The Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant’s written request for review. If the Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required and the date by which the Administrator expects to render its decision. The Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement of the Participant’s right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (d) a statement of the Participant’s (or representative’s) right to bring a civil action under Section 502(a) of ERISA. If the Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant’s claim is denied, in whole or in part, the Participant (or any individual authorized by such Participant) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (within the meaning of 29 C.F.R. § 2560.503-1(m)(8)) to his or her claim. Likewise, a Participant (or any individual authorized by such Participant) who submits a written request to appeal a denied claim shall have the right to submit any comments, documents, records or other information relating to the claim that he or she wishes to provide.

11.3 Limitations Period. A Participant must pursue the claim and appeal rights described above within 365 days following the date of which the Participant knew of should have known that the benefits in dispute would not be paid under the Plan. The Participant must exhaust the claim and appeals rights described above before seeking any other legal recourse regarding a claim for benefits. The Participant may thereafter file an action in a court of competent jurisdiction, but he or she must do so within 365 days after the date of the notice of decision on appeal or such action will be forever barred. Any judicial review of the Administrator’s decision on a claim will be limited to whether, in the particular instance, the Administrator abused its discretion. In no event will such judicial review be on a de novo basis, because the Administrator has discretionary authority to determine eligibility for (and the amount of) payments and benefits under the Plan and to construe and interpret the terms and provisions of the Plan.

12.	Notices and Assignment.

12.1 General. Notices and all other communications contemplated by the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Vice President of Human Resources.

12.2 Notice of Termination by the Company. Any termination of employment by the Company in connection with a Change in Control pursuant to the terms herein shall be communicated by a notice of termination of employment to the Participant at least five days prior to the date of such termination (or at least 30 days prior to the date of a termination by reason of the Participant’s Disability). Such notice shall indicate the specific termination provision or provisions in the Plan relied upon (if any), shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision or provisions so indicated, and shall specify the termination date.

12.3 Notice of Good Reason Termination by the Participant. For purposes of the Plan, a Participant’s termination of employment shall be for Good Reason only if (a) the Participant delivers written notice to the Company of the existence of the condition which the Participant believes constitutes Good Reason within 90 days of the initial existence of such condition (which notice specifically identifies such condition), (b) the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (c) the Participant actually terminates employment with the Company within 90 days after the expiration of the Good Reason Cure Period. If the Company fails to remedy the condition constituting Good Reason during the Good Reason Cure Period and the Participant decides to terminate his or her employment for Good Reason, then the Participant shall provide the Company with written notice of such intent to terminate. Subject to the first sentence of this Section 12.3, any such termination shall be effective on the date such notice of termination is given to the Company or on such later date specified therein.

12.4 Assignment by Company. The Company may assign its rights under the Plan to an affiliate, and an affiliate may assign its rights under the Plan to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in the Plan shall mean the entity that actually employs the Participant.

13.	Miscellaneous.

13.1 Governing Law, Jurisdiction and Venue. The Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of 29 C.F.R. §2520.104-24) and it shall be enforced in accordance with ERISA. Any Participant or other Person filing an action related to the Plan shall be subject to the jurisdiction and venue of the federal courts of the State of Delaware.

13.2 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law.

13.3 Indebtedness of Participant. If a Participant is indebted to the Company, the Company reserves the right to offset any Severance Payments by the amount of such indebtedness, to the full extent permitted by applicable law; provided that such offset is structured in a manner intended to comply with Code Section 409A.

13.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of the Plan are not part of the provisions hereof and shall have no force and effect.

13.5 Effect of Plan. The Plan, as amended, shall completely replace and supersede any prior version of the Plan and any other verbal or written promise, agreement, document or communication concerning the payments or benefits under the Plan. Without limiting the generality of the foregoing, effective immediately upon delivery by the Participant of a signed Notice of Participation, the Participant (a) thereby waives, without need of any further agreement or action, any potential rights the Participant may have to severance pay, equity acceleration or other benefits specifically arising from or in respect of a Change in Control occurring during the term of the Plan (including any such potential rights arising from any verbal or written promise, offer letter, employment agreement, other agreement, document, or communication between the Participant and the Company or pre-existing practice of the Company with respect to such benefits, but expressly excluding any rights to benefits arising from the Plan), and (b) thereby agrees that, if the Participant has an existing agreement with the Company relating to potential rights to severance pay, equity acceleration or other benefits specifically arising from or in respect of a Change in Control, those rights shall be deemed completely replaced and superseded by the Participant’s rights under the Plan with respect to any Change in Control occurring during the term of the Plan; provided that, except as specifically modified (mutatis mutandis) by the foregoing subsection (b), such agreement shall remain enforceable and in full force and effect. In addition, none of the payments or benefits under the Plan shall be counted as “compensation” or any equivalent term for purposes of determining benefits under other plans, programs or practices owing to the Participant from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in the Plan, the Participant’s rights under all such agreements, plans, provisions and practices continue to be subject to the respective terms and conditions thereof.

M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.

CHANGE IN CONTROL PLAN

NOTICE OF PARTICIPATION

To:
Date:	, 20

The Administrator has designated you as a Participant in the Plan, a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and herein. The terms defined in the Plan shall have the same defined meanings in this Notice of Participation. As a condition of receiving any payments or benefits under the Plan, you must sign (and not revoke, if applicable) a Release substantially in the form provided to you together with this Notice of Participation, which Release must become effective (i.e., you must sign the Release and any revocation period specified therein must have expired without you revoking the Release) no later than 60 days following your termination of employment (or, if earlier, by the date specified in the Release).

As provided in Section 4.1 of the Plan, the following terms apply to your participation in the Plan:

(a)	Cash Amount: (A) [12 times][6 times] your monthly Base Salary, plus (B) $[25,000][12,500].

(b)	Percentage of Annual Bonus Potential at Target: [100%][50%]

If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Also by signing below, you acknowledge and agree that the payments and benefits under the Plan are subject to forfeiture or repayment in certain cases if you have violated the Company’s code of conduct or code of ethics or any restrictive covenants contained in your Release.

Please return the signed copy of this Notice of Participation within 10 days of the date set forth above to:

M/A-COM Technology Solutions Holdings, Inc.

Attn: Vice President of Human Resources

100 Chelmsford Street

Lowell, MA 01851

Your failure to timely remit this signed Notice of Participation will result in your immediate removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.

Date:	Signature: